AMENDMENT NO. 2 TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT No. 2, dated as of this 10th day of April 2019 (the “Amendment”), to the Investment Sub-Advisory Agreement, dated June 22, 2018, as amended December 1, 2018 (the “Agreement”), between the Parties (as defined below), is entered into by and between J.P. Morgan Private Investments Inc. (the “Adviser”) and BlackRock Investment Management, LLC (the “Sub-Adviser” and, together with the Adviser, the “Parties”). Capitalized terms used herein not otherwise defined shall have the meaning set forth in the Agreement.

WHEREAS, pursuant to the Agreement, the Sub-Adviser provides certain investment sub-advisory services to the series (the “Funds”) of the Six Circles Trust (the “Trust”) set forth on Appendix A of the Agreement;

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to employ subadvisers to perform certain of its duties under the Advisory Agreement, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Parties desire to amend Appendix A of the Agreement to increase the subadvisory fee rates on certain of the Funds to reflect the costs associated with facilitating transitions due to shifts in allocations among various indexed investment strategies within each such Fund; and

WHEREAS, Section 14 of the Agreement provides that the Agreement may be amended by a written instrument signed by both Parties, provided that this Amendment will not be effective until approved by the Board of Trustees in accordance with the 1940 Act.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the Parties hereto agree as follows:

WITNESSETH:

1.

The Parties hereby agree that Appendix A of the Agreement is hereby replaced with Appendix A attached hereto to become effective on the date that the Six Circles Managed Equities Portfolio U.S. Unconstrained Fund and the Six Circles Managed Equities Portfolio International Unconstrained Fund commence operations pursuant to an effective amendment to the Trust’s registration statement.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories as of the date and year first written above.

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:	/s/ Mary Savino
Name:	Mary Savino
Title:	Managing Director

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Jared Murphy
Name:	Jared Murphy
Title:	Managing Director

FEE RATES OMITTED